Exhibit 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
REPORTS THIRD QUARTER 2010 RESULTS

November 5, 2010 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced break-even third quarter 2010 results from continuing operations of $0.00 per fully diluted share, compared to $0.30 per fully diluted share reported in the third quarter of 2009. Third quarter 2010 results include special charges of $16.7 million of pretax income, or approximately $0.15 per share after tax, related to Maritech’s oil and gas properties.

Consolidated revenues for the quarter ended September 30, 2010 were $211.9 million versus $254.0 million in the third quarter of 2009. Total gross profit was $28.8 million in the third quarter of 2010 versus $62.8 million in the third quarter of 2009. Income before discontinued operations was $0.2 million in the third quarter of 2010 versus $22.8 million in the comparable period of 2009. Net income was $0.2 million in 2010’s third quarter versus $22.7 million in 2009’s third quarter.

Consolidated results per share from continuing operations for the third quarter of 2010 were earnings of $0.00 with 76.6 million weighted average diluted common shares outstanding versus $0.30 with 76.1 million weighted average diluted common shares outstanding in the third quarter of 2009. As of September 30, 2010, total debt was $308.1 million and cash was $74.5 million.

Divisional pretax earnings (loss) from continuing operations in the third quarter of 2010 versus the third quarter of 2009 were, Fluids Division: $1.7 million in 3Q 2010 and $5.8 million in 3Q 2009; Offshore Services: $18.3 million in 3Q 2010 and $40.3 million in 3Q 2009; Maritech: $(14.3) million in 3Q 2010 and $(7.2) million in 3Q 2009; Production Testing: $4.2 million in 3Q 2010 and $2.9 million in 3Q 2009; and, Compressco: $3.8 million in 3Q 2010 and $5.3 million in 3Q 2009.

Financial data aggregating the first nine months of 2010, and financial data relating to net income and discontinued operations are available in the accompanying financial table in this press release.

Stuart M. Brightman, President and Chief Executive Officer, stated, “Results during the third quarter of 2010 reflect a continuation of the trends experienced in the second quarter of this year. As anticipated, our activity in the Gulf of Mexico fluids business was reduced significantly versus the prior year as a result of the Macondo oil spill and related regulatory actions. However, our onshore fluids and testing businesses in the US continue to improve in the shale basins.

“In our Fluids Division, as expected during the third quarter we saw a significant reduction in activity in the deepwater Gulf of Mexico completion fluids market as a direct result of the Macondo oil spill and related regulatory actions. We expect the reduction in activity in this market to continue through the end of this year and into the first half of 2011. Our onshore fluids business continued to benefit from increased activity in the domestic market, and we expect this positive trend to continue.

“During the third quarter, start-up costs at our El Dorado, Arkansas calcium chloride plant combined with production at less than planned operating rates had a negative impact on Fluids Division results. We continue to make incremental improvements to the El Dorado plant as part of the commissioning process; however, there is still considerable effort required and we do not expect to see a significant improvement in plant performance during the next two quarters. Our European calcium chloride business has continued to perform in-line with our overall expectations.

“Our Offshore Services segment reported improved third quarter results compared to the second quarter of 2010. This improvement was the expected result of increased utilization during the favorable weather season in the Gulf of Mexico. We continue to be affected by slight customer delays in permitting, although this situation improved over the course of the third quarter. Going forward, we believe that NTL No. 2010-G05 related to the decommissioning of wells and platforms in the Gulf of Mexico, which was released by the United States Department of the Interior during the third quarter, will have a positive impact on our business in the future. At this stage, the magnitude of the anticipated future impact is difficult to predict, but we believe that we are uniquely positioned to take advantage of the opportunity, based on our demonstrated capabilities in providing a suite of services that includes well plugging and abandonment, heavy-lift, diving, cutting, and integrated services.

“Maritech reported a third quarter pretax loss of $14.3 million. Maritech’s third quarter results include a non-cash impairment charge of $14.0 million of pretax income resulting primarily from lower natural gas prices, lower than expected results from development efforts and the decreased fair value of probable and possible reserves for certain of Maritech’s oil and gas properties. Also included in Maritech’s third quarter results is a charge of $2.7 million to pretax income related to revisions of estimated future well abandonment and decommissioning costs. Production during the third quarter averaged 42.6 MMcfe/day versus 43.1 MMcfe/day in the second quarter of 2010. During the third quarter, Maritech successfully drilled and completed three wells in Timbalier Bay. We expect that a fourth well in Timbalier Bay will be on production by the end of November. Combined production from the four wells is expected to be about 17.5 MMcfe/day. We anticipate that a favorable impact from the additional Timbalier Bay production will be evident in both production levels and underlying profitability for the fourth quarter of 2010.

“Also during the third quarter, Maritech continued to aggressively pursue risk mitigation activities, spending $41.2 million on the plugging of wells and abandonment of platforms and pipelines. A significant portion of this work, some of which required equipment beyond the physical capabilities of our internal assets, related to structures damaged during prior hurricanes. Overall, we intend to spend approximately $80 million on well plugging and abandonment and decommissioning work on Maritech properties this year.

“In the Production Testing segment, our domestic business experienced another sequential increase in activity and profitability during the third quarter. This improvement in domestic activity originated primarily from shale plays, although some improvement also occurred in conventional basins. During the quarter, our operations in Mexico continued to be negatively impacted by budgetary issues associated with our primary customer in that area, unfavorable weather caused by recent hurricanes and security disruptions.

“Compressco’s third quarter results reflected a continuing increase in activity, although profit margins were negatively impacted by several unusual high cost items. In addition, Compressco has also been negatively impacted by the reduction in activity in Mexico.

“Overall, although our third quarter results were negatively impacted by the Maritech impairments and excess decommissioning charges, we continued to benefit from improving market conditions for our onshore fluids and testing businesses. Our Offshore Services segment reported improved results for the third quarter and we are optimistic regarding the segment’s future ability to capitalize on new regulatory initiatives. We continue to focus on the commissioning of our calcium chloride plant in El Dorado, Arkansas, where we are fully engaged in considering a range of options focused on improving the plant’s current performance and driving towards longer-term planned results.

“During the third quarter, our free cash flow was a negative $17.6 million, due primarily to the timing of certain capital expenditures and Maritech’s risk mitigation spending (free cash flow is a non-GAAP financial measure that is reconciled to the nearest GAAP financial measure in a table following the text portion of this release). During September, we entered into an agreement to sell $90 million of Senior Notes in the private market, which we intend to close in December, and the proceeds are expected to be used to repay outstanding Senior Notes that are scheduled to mature in September 2011. In addition, on October 29th, we finalized an amendment to our revolving credit facility that gives us additional financial flexibility over the facility’s 5-year term. We believe that these transactions further strengthen our financial position, affording us the capacity to grow the Company either internally or through acquisitions, and we expect to finish the year with positive free cash flow,” concluded Mr. Brightman.

TETRA is a geographically diversified oil and gas services company focused on completion fluids and other products, production testing, wellhead compression, and selected offshore services including well plugging and abandonment, decommissioning, and diving, with a concentrated domestic exploration and production business.

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning the potential impact of the Macondo oil spill in the Gulf of Mexico and the related regulatory actions, the potential impact on our operations of security disruptions in Mexico, projections concerning the Company’s business activities in the Gulf of Mexico, including potential future benefits from increased regulatory oversight of well abandonment and decommissioning activities, financial guidance, estimated earnings, earnings per share, expected benefits from our agreements and long-term investments, expected results of operational business segments for 2010, the expected impact of current economic and capital market conditions on the oil and gas industry and our operations, statements regarding our beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond our control. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition to the potential impact of the Macondo oil spill in the Gulf of Mexico and related regulatory actions and the potential impact of security disruptions in Mexico, some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In Thousands)
Revenues
Fluids Division	$57,862	$50,889	$203,452	$176,789
Offshore Division
Offshore Services	88,821	131,482	225,620	271,783
Maritech	48,583	43,319	145,552	129,939
Intersegment eliminations	(27,996)	(11,574)	(51,292)	(40,600)
Offshore Division total	109,408	163,227	319,880	361,122
Production Enhancement Division
Production Testing	25,736	19,070	77,147	61,976
Compressco	19,686	20,960	59,999	67,528
Production Enhancement Division total	45,422	40,030	137,146	129,504
Eliminations and other	(774)	(171)	(1,049)	(245)
Total revenues	211,918	253,975	659,429	667,170

Gross profit
Fluids Division	7,932	10,236	34,272	40,439
Offshore Division
Offshore Services	22,351	45,800	42,593	75,374
Maritech	(13,070)	(5,813)	(2,273)	(8,662)
Intersegment eliminations	(52)	1,120	520	546
Offshore Division total	9,229	41,107	40,840	67,258
Production Enhancement Division
Production Testing	5,924	4,309	17,254	15,452
Compressco	6,612	7,919	21,766	25,631
Production Enhancement Division total	12,536	12,228	39,020	41,083
Eliminations and other	(918)	(798)	(2,427)	(2,248)
Total gross profit	28,779	62,773	111,705	146,532

General and administrative expense	24,606	24,230	72,338	71,253
Operating income	4,173	38,543	39,367	75,279
Interest expense, net	4,484	2,969	12,750	9,557
Other expense (income)	(107)	1,687	(2,189)	61
*Income before taxes and discontinued operations (A)	(204)	33,887	28,806	65,661
Provision for income taxes	(391)	11,075	9,528	22,269
Income before discontinued operations	187	22,812	19,278	43,392
Loss from discontinued operations, net of taxes (A)	(17)	(150)	(121)	(393)
Net income	$170	$22,662	$19,157	$42,999

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
*Income before taxes and discontinued operations	(In Thousands)
Fluids Division	$1,716	$5,800	$18,093	$19,169
Offshore Division
Offshore Services	18,323	40,250	30,151	62,630
Maritech	(14,260)	(7,158)	(4,573)	(9,403)
Intersegment eliminations	(52)	1,120	520	622
Offshore Division total	4,011	34,212	26,098	53,849
Production Enhancement Division
Production Testing	4,233	2,850	11,751	15,931
Compressco	3,835	5,277	13,465	17,850
Production Enhancement Division total	8,068	8,127	25,216	33,781
Corporate overhead (includes interest)	(13,999)	(14,252)	(40,601)	(41,138)
Total	$(204)	$33,887	$28,806	$65,661

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In Thousands, Except Per Share Amounts)
Basic per share information:
Income before discontinued operations	$0.00	$0.30	$0.25	$0.58
Loss from discontinued operations	(0.00)	(0.00)	(0.00)	(0.01)
Net income	$0.00	$0.30	$0.25	$0.57

Weighted average shares outstanding	75,538	75,013	75,469	74,973

Diluted per share information:
Income before discontinued operations	$0.00	$0.30	$0.25	$0.58
Loss from discontinued operations	(0.00)	(0.00)	(0.00)	(0.01)
Net income	$0.00	$0.30	$0.25	$0.57

Weighted average shares outstanding	76,621	76,060	76,752	75,490

Depreciation, depletion and amortization (B)	$52,330	$37,445	$134,799	$114,322

(A) Information presented for each period reflects TETRA’s process services and Venezuelan fluids and production testing operations as discontinued operations.
(B) DD&A information for 2010 and 2009 includes asset impairments and oil and gas dry hole costs under successful efforts accounting.

Balance Sheet	September 30, 2010	December 31, 2009
	(In Thousands)
Cash	$74,514	$33,660
Accounts receivable, net	164,817	181,038
Inventories	111,690	122,274
Other current assets	65,062	53,846
PP&E, net	772,972	816,374
Other assets	144,574	140,407
Total assets	$1,333,629	$1,347,599

Current portion of long-term debt	$93,114	$-
Other current liabilities	253,213	242,475
Long-term debt	215,035	310,132
Other long-term liabilities	182,933	218,498
Equity	589,334	576,494
Total liabilities and equity	$1,333,629	$1,347,599

Reconciliation of Non-GAAP Financial Measure
Free Cash Flow is defined as cash provided by operating activities minus cash used in investing activities. Cash provided by operating activities consists of net income, plus depreciation, depletion and amortization, plus the change in deferred income taxes, plus other non-cash items, plus changes in working capital, plus other changes in current operating assets and liabilities. Cash used in investing activities includes capital expenditures, acquisitions, and other cash used in investing activities. Management views Free Cash Flow, a non-GAAP measure, as a measure of TETRA's after-tax cash flow available to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund other financing activities. This reconciliation is not a substitute for financial information prepared in accordance with GAAP, and should be considered within the context of our complete financial results for the period which will be available on our website upon filing with the SEC. A reconciliation of cash provided by operating activities to Free Cash Flow for the three months ended September 30, 2010 and 2009 is shown below:

	Three Months Ended
	September 30,
	2010	2009
	(In Thousands)

Cash provided by operating activities	$28,906	$7,306
Cash used in investing activities	(46,527)	(35,868)
Free cash flow	$(17,621)	$(28,562)

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com
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